Exhibit 10.46

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) dated as of August 9, 2002, is entered into by and between OSE USA, Inc., a Delaware corporation (the “Corporation”), and Orient Semiconductor Electronics, Limited (Taiwan)(“OSEL”).

RECITALS

WHEREAS OSEL is the registered holder and beneficial owner of 44,970,355 shares of the common stock of the Corporation, representing 55 percent of the outstanding shares of common stock of the Corporation; and

WHEREAS such shares of common stock include 26,344,391 shares of common stock (the “Dividend Shares”) purported to have been issued by the Corporation, at the election of OSEL on various dates commencing with July 20, 1999, as dividends on shares of Series A and Series B Convertible Preferred Stock (the “Preferred Shares”) sold and issued by the Corporation to OSEL in previous transactions; and

WHEREAS, questions have arisen with respect to the validity of the issuances of the Dividend Shares; and

WHEREAS, in order to resolve such questions regarding the validity of the issuances of the Dividend Shares, the Corporation and OSEL desire to rescind the payment of the Dividend Shares, with the result that (1) in exchange for the Corporation’s agreement to record the value of each and every distribution of shares of its common stock included in the Dividend Shares as an accrued and unpaid dividend in accordance with the terms of the Certificates of Designation (as defined below), OSEL shall surrender to the Corporation for cancellation the certificates representing the Dividend Shares; and (2) the Corporation and OSEL shall mutually release each other from certain claims as provided in this Agreement.

NOW THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and OSEL agree as follows:

AGREEMENT

1.    Recording of Accrued and Unpaid Dividends; Surrender of Common Stock Certificates.    At the Effective Time, as defined below, (i) OSEL shall deliver and surrender to the Corporation for cancellation the stock certificates evidencing the Dividend Shares purportedly previously issued to OSEL as set forth on Schedule A of this Agreement (collectively, the “Surrendered Certificates”), and (ii) the Corporation shall permanently record (until the obligation shall be discharged in accordance with the terms of the Certificates of Designation, as defined below) upon its books and records the obligation to pay to OSEL the accrued and unpaid dividends upon the Preferred Shares, including interest, calculated in accordance with the Certificates of Designation of Series A and Series B Convertible Preferred Stock of the Corporation set forth in the Corporation’s certificate of incorporation and filed April 29, 1999 and December 21, 2000 (the “Certificates of Designation”) which were payable to OSEL at various times commencing July 1, 1999, as set forth on Schedule B of this Agreement. The Corporation covenants to and shall continue to record on its books and records until paid all accrued and unpaid dividends (including interest as it shall accrue) payable on the Preferred Shares in accordance with the Certificates of Designation.

2.    Release of Claims.    As of the Effective Time, the Corporation and OSEL, their successors and assigns, and all persons or entities acting by, through, under or in concert with them, do hereby release and forever discharge (i) the Corporation and OSEL, (ii) all past and present officers, directors, employees, counsel, agents, representatives and controlling persons, if any, of the Corporation and OSEL, (iii) all past and present affiliates and subsidiaries of the Corporation and OSEL, and (iv) all of the Corporation’s and OSEL’s past or present subsidiaries’ and affiliates’ officers, directors, employees, counsel, agents, representatives, controlling persons, if any, of and from any and all manner of (and hereby waive any) claims, actions or proceedings of any nature which have been, could have been, or could be brought in any local, state or federal court, administrative agency or other tribunal, including but not limited to, those arising under common law, federal law, or state statutory law, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, including all claims for incidental, consequential, punitive or exemplary damages or equitable relief arising out of any of the foregoing, which the Corporation or OSEL now have or may hereafter have against any of the foregoing released parties, arising out of or related to the prior issuances of, or any alleged prior issuances of, the Dividend Shares.

3.    Surrender; Effective Time.    The Surrendered Certificates shall be surrendered to the Secretary of the Corporation at the Corporation’s executive offices, 2221 Old Oakland Road, San Jose, California 95131, on or before August 30, 2002; the date and time of receipt of all of the Surrendered Certificates by the Secretary of the Corporation shall be the Effective Time for purposes of the Agreement.

4.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

5.    Assignment; Binding Effect; Benefits.    This Agreement is not assignable without the written consent of the Corporation and OSEL. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

6.    Amendment.    This Agreement may be amended only by a written instrument signed by each of the parties hereto which specifically states that it is amending this Agreement.

7.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above by those duly authorized officers whose names are set forth below.

OSE USA, Inc.

By:
Edmond Tseng, President and Chief Executive Officer

ORIENT SEMICONDUCTOR ELECTRONICS LIMITED

By:
Edward S. Duh, Director and President

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